AMENDED AND RESTATED

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 16th day of May, 2019, by and between The RBB Fund, Inc. (the "Company"), on behalf of the MFAM Global Opportunities Fund, MFAM Mid-Cap Growth Fund and MFAM Emerging Markets Fund (each a "Fund" and together, the "Funds"), and Motley Fool Asset Management, LLC (the "Adviser").

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and has been retained by the Company to serve as the investment adviser of the Funds pursuant to an Investment Advisory Agreement dated as of December 21, 2016; and

WHEREAS, each Fund operated as a series (the "Predecessor Funds") of The Motley Fools Funds Trust (the "Trust") prior to the close of business on December 21, 2016; and

WHEREAS, the Adviser had been retained by the Trust to serve as the investment adviser of the Predecessor Funds pursuant to an Investment Advisory Agreement dated as of June 15, 2009, and amended and restated as of June 17, 2014; and

WHEREAS, the Trust and the Adviser previously have entered into an amended and restated expense limitation and reimbursement agreement dated June 17, 2014 with respect to the Predecessor Funds (the "Prior Agreement"); and

WHEREAS, the Company and the Adviser previously have entered into an expense limitation and reimbursement agreement dated as of September 13, 2018, (the “Original Agreement”); and

WHEREAS, the Company and the Adviser desire to amend and restate the Original Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. The Adviser agrees to pay, waive or absorb the Operating Expenses (defined below) of each Fund (including any fees or expense reimbursements payable to the Adviser or any affiliate of the Adviser pursuant to this Agreement or any other agreement) as may be necessary to maintain the annual rate of Operating Expenses of each Fund at the expense limit set forth in Schedule A to this Agreement based on the Fund's average daily net assets (the '"Expense Limitation"). For purposes of this Agreement, Operating Expenses means the ordinary operating expenses of each Fund, excluding interest expense, brokerage commissions, taxes, acquired fund fees and expenses, and extraordinary expenses of the Fund.

2. The Company, on behalf of each Fund, agrees to carry forward for a period not to exceed three (3) years from the date such expense is paid, waived or absorbed by the Adviser, and to reimburse the Adviser out of assets belonging to the Fund for, any Operating Expenses of the Fund in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement. Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing Operating Expenses of the Fund for any year to exceed the Expense Limitation.

3. In addition, the Company and the Adviser hereto agree that, notwithstanding the termination of the Prior Agreement, the Adviser's right to recover fees and expenses thereunder out of assets belonging to a particular Predecessor Fund survive termination of such Prior Agreement and such amounts recoverable by the Adviser in accordance with the terms thereof are hereby assumed by the respective successor Fund. A Fund is not obligated to pay any such waived or absorbed fees or expenses under the Prior Agreement more than three (3) years after the date on which the fee or expense was waived or absorbed by its Predecessor Fund under the Prior Agreement.

4. This Agreement shall become effective on the date hereof and shall remain in effect for each Fund through the initial term month end date specified in Schedule A; provided, however, that the Adviser and the Company may continue the effectiveness of this Agreement for such additional period or periods as may be agreed to by the Adviser and the Company. However, this Agreement shall also terminate automatically for a Fund in the event that neither the Adviser nor any affiliate of the Adviser continues to serve as investment adviser of that Fund. Upon the termination of this Agreement, the affected Fund(s) shall have no further obligation to reimburse the Adviser for any amounts pursuant to the provisions of paragraph 2 of this Agreement which have not been reimbursed on or before the date of termination of this Agreement, except that the Fund(s) shall be obligated to reimburse, and shall promptly make reimbursement of, the full amount of all such expenses that remain subject to reimbursement and have not been reimbursed as of the date of termination of this Agreement in the event that this Agreement terminates due to the failure of the Company to approve or renew an investment advisory agreement with the Adviser or an affiliate of the Adviser.

5. This Agreement shall be construed in accordance with the laws of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

6. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

MOTLEY FOOL ASSET MANAGEMENT, LLC

By:	/s/ Denise H. Coursey
Denise H. Coursey
President

SCHEDULE A

DATED AS OF MAY 16, 2019

TO THE

EXPENSE LIMITATION AND

REIMBURSEMENT AGREEMENT

DATED AS OF MAY 16, 2019

Fund	Class	Expense Limitation	Initial Term Month End Date
MFAM Global Opportunities Fund	Investor Shares	1.15%	December 2020
MFAM Global Opportunities Fund	Institutional Shares	0.95%	December 2020
MFAM Mid-Cap Growth Fund	Investor Shares	1.15%	December 2019
MFAM Mid-Cap Growth Fund	Institutional Shares	0.95%	December 2019
MFAM Emerging Markets Fund	Investor Shares	1.15%	December 2020